Exhibit 99.1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of February 5, 2024, by and among Hontai App Fund Limited Partnership, Hontai Capital Cayman Inc. and Yunjoy Capital Cayman Inc. (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-l(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1. The Schedule 13G and any amendments thereto with respect to the Class A common stock, par value $0.00003 per share, of AppLovin Corporation (to which this Joint Filing Agreement is an exhibit) are filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is eligible to use Schedule 13G for the filing of the information therein contained.

3. Each of the Joint Filers is responsible for the timely filing of any Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Hontai App Fund Limited Partnership

By:	/s/ Yuntao Ma
Name:	Yuntao Ma
Title:	Authorized Signatory

Hontai Capital Cayman Inc.

By:	/s/ Yuntao Ma
Name:	Yuntao Ma
Title:	Authorized Signatory

Yunjoy Capital Cayman Inc.

By:	/s/ Yuntao Ma
Name:	Yuntao Ma
Title:	Authorized Signatory